Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-188703), Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-231689), and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-271833) pertaining to the KeyCorp 2013 Equity Compensation Plan, KeyCorp Amended and Restated 2019 Equity Compensation Plan, and KeyCorp 2026 Equity Compensation Plan of our reports dated February 23, 2026, with respect to the consolidated financial statements of KeyCorp and the effectiveness of internal control over financial reporting of KeyCorp included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio May 14, 2026